Exhibit 99.1

Corus Bankshares Announces Increase in Quarterly Dividend

          CHICAGO, Feb. 14 /PRNewswire-FirstCall/ -- Corus Bankshares, Inc. (Nasdaq: CORS) today announced that the Board of Directors has approved a cash dividend of $0.40 per share.

          Robert J. Glickman, President and CEO said: “I am extremely pleased to be able to announce yet another increase in our dividend to shareholders.  This new dividend of $0.40 is an increase of more than 14% from the previous declared dividend.  The ability to continue to increase our dividends in such a substantial manner is a reflection of Corus’ continued strong financial performance. Our company showed very strong results across-the-board in 2005,with record earnings that were 40% greater than 2004 results (which were themselves record earnings).” Glickman added that, “This dividend increase continues a tradition of having increased dividends to our shareholders for 30 consecutive years.”

          Corus’ first quarter cash dividend will be paid to shareholders of record as of March 24, 2006, and will begin trading ex-dividend on March 22, 2006. The dividend will be paid on April 10, 2006.

          Corus Bankshares, Inc., a part of the NASDAQ Financial-100 Index and the KBW Regional Banking Index, is a one-bank holding company headquartered in Chicago, Illinois.  Corus Bank, N.A. has eleven branches in the Chicago metropolitan area and is a leader in providing construction and development loans for commercial real estate projects across the country.  Corus Bank finances projects in major markets nationwide with a target loan size from $20 million to $150 million.

SOURCE  Corus Bankshares, Inc.
     -0-                    02/14/2006
     /CONTACT: Tim Taylor, Chief Financial Officer of Corus Bankshares,
+1-773-832-3470, ttaylor@corusbank.com /
    /Web site:  http://www.corusbank.com /
    (CORS)